UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

<r>Form 8-K/A-2<r>

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  <r> July 16, 2002 <r>

Supreme Hospitality

(Exact name of registrant as specified in charter)

Nevada

(State of other jurisdiction of incorporation or organization)

88-0460457

(I.R.S. Employer Identification Number)

Financial Center, 5056 Westheimer, Suite, 840 Houston, Texas

(Address of Principal Executive Office)

77056

(Zip Code)

Registrant's Executive Office Telephone Number: (713)621-4799

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TABLE OF CONTENTS

Item 2: Acquisition or Disposition of Assets	3
Signatures	3

2


 ITEM 2:  Acquisition or Disposition of Assets

On July 8, 2002 Mr. Thomas John Cloud, Jr. and Robert Joseph Wilson, Directors of Supreme Hospitality and without any disagreement with the Company agreed to complete the terms of the Purchase Agreement <r> for common shares of stock dated May 28th, 2002<r>.  The Board of Directors will transfer 100% ownership of the Temecula Valley Inn, Inc., which includes the Temecula Valley Inn (the “Hotel”), to Harrel and Louise Davis, therein removing the sole assets with its liabilities from the holding company, Supreme Hospitality.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Supreme Hospitality

By/s/ Thomas John Cloud, Jr.

Thomas John Cloud, Jr.

President and CEO

<r>Date: July 16, 2002<r>

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